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                                                                     EXHIBIT 8.2

September 14, 1999



Board of Directors
Security Financial Bancorp, Inc.
9321 Wicker Avenue
St. John, Indiana  46373

Board of Directors
Security Federal Bank, a Federal Savings Bank
9321 Wicker Avenue
St. John, Indiana 46373

Re: Indiana Franchise Tax Consequences of the Conversion of Security Federal Bank, a Federal Savings Bank from a Federally-Chartered Mutual Savings Bank to a Federally-Chartered Stock Savings Bank and the Offer and Sale of Common Stock of Security Financial Bancorp, Inc. (the "Conversion")

To the Members of the Board of Directors:

In accordance with your request, we render our opinion relating to the Indiana franchise tax consequences of the proposed conversion of Security Federal Bank, a Federal Savings Bank.

Statement of Facts
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The facts and circumstances surrounding the proposed charter conversion are quite detailed and are described at length in the Plan of Conversion. However, a brief summary of the proposed plan of conversion is as follows:

Security Federal Bank, a Federal Savings Bank ("Mutual") is a federally-chartered mutual savings bank. As a mutual savings bank, Mutual has no authorized stock. For what are stated to be valid business reasons, Mutual wishes to amend its charter to permit it to continue operations in the form of a federally-charted stock savings bank ("Stock Bank"). The fair market value of Stock Bank deposit accounts received by Mutual deposit account holders will be equal to the fair market value of Mutual deposit accounts surrendered as a result of the conversion process. In connection with the proposed charter conversion, Stock Bank will become a wholly-owned subsidiary of Security Financial Bancorp, Inc. ("Holding Company"), a newly organized Delaware corporation.
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Board of Directors
Security Financial Bancorp, Inc.
Security Federal Bank, a Federal Savings Bank
September 14, 1999
Page 2

Opinion
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You have provided us with a copy of the federal income tax opinion of the proposed transaction prepared by Muldoon, Murphy & Faucette, L.L.P., dated September 14, 1999 in which they have opined that the transaction will be a transaction described in Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

Our opinion regarding the Indiana franchise tax consequences is based on the facts contained in the Muldoon, Murphy & Faucette, L.L.P. federal tax opinion. Our opinion on the Indiana franchise tax consequences assumes that the final federal income tax consequences of the proposed transaction will be those outlined in the Muldoon, Murphy & Faucette, L.L.P. federal tax opinion.

Should it finally be determined that the facts and the federal income tax consequences are not as outlined in the Muldoon, Murphy & Faucette, L.L.P. federal opinion, the Indiana franchise tax consequences and our Indiana tax opinion will differ from what is contained herein. Our opinion is based on the current Indiana tax law which is subject to change.

Our opinion adopts and relies upon the facts, assumptions, and conclusions as set forth in the Muldoon, Murphy & Faucette, L.L.P. federal income tax opinion letter. Based upon that information, we render the following opinion with respect to the Indiana franchise tax consequences of the proposed transaction.

(1) No gain or loss shall be recognized by Mutual or Stock Bank as a result of the conversion. (Section 6-5.5-1-2(a) of the Indiana Code)

(2) Stock Bank will recognize no gain or loss upon the receipt of money and other property, if any, in the conversion, in exchange for Bank Conversion Stock. (Section 6-5.5-1-2(a) of the Indiana Code)

(3)  No gain or loss will be recognized by the Holding Company upon the receipt
     of money for Holding Company Conversion Stock.  (Section 6-5.5-1-2(a)   of
     the Indiana Code)

(4) The basis of Mutual's assets in the hands of Stock Bank will be the same as the basis of those assets in the hands of Mutual immediately prior to the transaction. (Section 6-5.5-1-2(a) of the Indiana Code)

(5) Stock Bank's holding period of the assets of Mutual will include the period during which such assets were held by Mutual prior to the conversion. (Section 6-5.5-1-2(a) of the Indiana Code)

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Board of Directors
Security Financial Bancorp, Inc.
Security Federal Bank, a Federal Savings Bank
September 14, 1999
Page 3

(6) Depositors will realize gain, if any, upon the constructive issuance to them of withdrawable deposit accounts of Stock Bank, Subscription Rights and/or interests in the liquidation account of Stock Bank. Any gain resulting therefrom will be recognized, but only in an amount not in excess of the fair market value of the liquidation accounts and/or Subscription Rights received. The liquidation accounts will have nominal, if any, fair market value. Based solely on the accuracy of the conclusion reached in the Appraiser's opinion, and our reliance on such opinion, that the Subscription Rights have no value at the time of distribution or exercise, no gain or loss will be required to be recognized by depositors upon receipt or distribution of Subscription Rights. Likewise, based solely on the accuracy of the aforesaid conclusion reached in the Appraiser's Opinion, and our reliance thereon, we give the following opinions: (a) no taxable income will be recognized by the borrowers, directors, officers, and employees of Mutual upon the distribution to them of Subscription Rights or upon the exercise or lapse of the Subscription Rights to acquire Bank Conversion Stock at fair market value; (b) no taxable income will be realized by the depositors of Mutual as a result of the exercise or lapse of the Subscription Rights to purchase Bank Conversion Stock at fair market value; and (c) no taxable income will be realized by Mutual or Stock Bank on the issuance or distribution of Subscription Rights to depositors of Mutual to purchase shares of Bank Conversion Stock at fair market value. (Section 6-3-1-3.5(a) of the Indiana Code)

     Notwithstanding the Appraiser's Opinion, if the Subscription Rights are subsequently found to have a fair market value, income may be recognized by various recipients of the Subscription Rights (in certain cases, whether or not the rights are exercised) and Stock Bank may be taxable on the distribution of the Subscription Rights.

(7) A depositor's basis in the savings deposits of Stock Bank will be same as the basis of his savings deposits in Mutual. Based upon the Appraiser's Opinion, the basis of the Subscription Rights will be zero. The basis of the interest in the liquidation account of Stock Bank received by Eligible Account Holders and Supplemental Eligible Account Holders will be equal to the cost of such property; i.e., the fair market value of the propriety interest in Mutual, which in this transaction we assume to be zero. (Section 6-3-1-3.5(a) of the Indiana Code)

The above opinions are effective to the extent that Mutual is solvent. No opinion is expressed about the tax treatment of the transaction if Mutual is insolvent. Whether or not Mutual is solvent will be determined at the end of the taxable year in which the transaction is consummated.

Our opinion is based upon legal authorities currently in effect, which authorities are subject to modification or challenge at any time and perhaps with retroactive effect. Further, no opinion is expressed under the provisions of any of the other sections of the Indiana Code and Tax
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Board of Directors
Security Financial Bancorp, Inc.
Security Federal Bank, a Federal Savings Bank
September 14, 1999
Page 4

Regulations which may also be applicable thereto, or to the tax treatments of any conditions existing at the time of, or effects resulting from the transaction which are not specifically covered by the opinions set forth above.

If any fact contained in this opinion letter or the Muldoon, Murphy & Faucette, L.L.P. federal income tax opinion letter changes to alter the federal tax treatment, it is imperative that we be notified in order to determine the affect on the Indiana franchise tax consequences, if any.

We consent to the inclusion of this opinion as an exhibit to the Form AC Application for Conversion of Mutual and the references to and summary of this opinion in such Application for Conversion. We also consent to the inclusion of this opinion as an exhibit to the Form SB-2 Registration Statement and the Form H-(e)1-S Application of Security Financial Bancorp, Inc. and the references to and summary of this opinion in both the Form SB-2 and the Form H-(e)1-S.

Very truly yours,



Crowe, Chizek and Company LLP